SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    January 10, 2002

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events

Kimball International Increases Focus On Core Competencies;
Sells Boesendorfer Piano Subsidiary

JASPER, IN (January 10, 2002) -- Kimball International, Inc. (NASDAQ: KBALB) announced today that the company has agreed to sell its Boesendorfer piano subsidiary, located in Vienna, Austria, to BAWAG-Bank of Austria. The sale, which is subject to Austrian regulatory approval, is expected to be finalized within the next 60 days. BAWAG-Bank has a history of supporting the arts and is dedicated to preserving the heritage of this world famous manufacturer of custom designed and handcrafted musical instruments.

Doug Habig, Kimball International CEO and Chairman of the Board of Directors declared, "We are very pleased that we have been able to find an "Austrian solution" and that this legendary music company will return to Austrian ownership. We know this has been an area of keen concern and a desire of the employees themselves."

Noting the company's long-term strategic business plans, Habig stated, " While we have enjoyed a long and fruitful relationship with Boesendorfer, our core business has gradually shifted away from the music industry...This move is a further indication of our commitment to focus our resources on our furniture and electronics businesses - our core competencies."

In the past, Kimball has carefully divested other business operations which were no longer integral to its core business, such as a small home furniture operation focused on Victorian and French period reproduction pieces, and most recently, a cutting tools manufacturing plant and service center.

Proceeds from the sale of the Boesendorfer subsidiary are expected to be used for general corporate purposes, including funding for strategic initiatives designed to accelerate sales growth and improve quality and efficiencies. The gain on the sale is estimated to be $0.21 to $0.24 per Class B share and is expected to be recorded in the Company's fiscal 2002 third quarter, which will close on March 31, 2002.

Ron Thyen, Senior Executive Vice President, Operations Officer for Kimball International, has overseen the Austrian subsidiary for many years, and explained that, "Boesendorfer is a jewel, a true musical legend...but it no longer fits our long-term strategic plans...However, we want Boesendorfer to be in good hands. We're very pleased that the new owners will continue to nurture and maintain the Boesendorfer name and excellent quality reputation in the music industry. "

Kimball ceased its domestic Kimball brand piano operations in 1996, and aligned those capacities into its contract furniture and cabinets manufacturing group. However, the Company retained the Boesendorfer operations which Kimball had originally acquired in 1966, under the leadership of Kimball founder Arnold F. Habig, who was honored by the Austrian government for his efforts to strengthen and preserve this tradition-rich piano manufacturer.

Considered by many to be the world's most prestigious piano, only approximately 150 Boesendorfer pianos are brought into the United States each year. Requiring 62 weeks to produce a single piano, only 550 pianos are crafted annually. To this day, each Boesendorfer is hand made in Vienna by master craftsmen using the same techniques that have been proudly handed down through generations.

Boesendorfer Klavierfabrik GmbH, is headquartered in Vienna, Austria, "The City of Music", and still operates near where the company was originally founded by Ignaz Boesendorfer. A second production facility is located in nearby Wiener Neustadt. Since 1828, Boesendorfer's mission has been to create the ultimate hand-made musical instrument. Combining the pleasure of musical perfection with the knowledge of a secure capital investment, well maintained Boesendorfer grands are famous for retaining their value.

BAWAG (Bank fur Arbeit und Wirtschaft =Bank for Labor and Industry) is an Austrian multi-purpose bank and an active member of democratic Austrian society with the objective of serving the general economic, social and cultural good through its actions, including support of the arts. BAWAG focuses on intensive individual customer service, providing high quality financial services and building long-term customer relationships. Founded in 1922, BAWAG now has 154 branches across Austria.

Kimball International, Inc. (NASDAQ: KBALB) provides a vast array of products from its two business segments: the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment. The Furniture and Cabinets Segment manufactures furniture for the office, residential, lodging, and healthcare industries and store display fixtures, all sold under the Company's family of brand names. Other products produced by Kimball on a contract manufactured basis include store fixtures, television cabinets and stands, audio speaker systems, residential furniture and furniture components. The Electronic Contract Assemblies Segment is a global provider of design engineering, manufacturing, packaging and distribution of electronic assemblies, circuit boards, multi-chip modules and semiconductor components on a contract basis to customers in the transportation, industrial, telecommunications, computer and medical industries.

To learn more about Kimball International, Inc., visit the Company's website on the Internet at: www.kimball.com

"Kimball International ... We Build Success!"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer Treasurer

Date: January 10, 2002

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